UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported) April 28, 2011
(April 27, 2011)

ORSUS XELENT TECHNOLOGIES, INC.
(Exact name of registrant as specified in its charter)

Delaware (State or Other Jurisdiction of Incorporation)	001-33456 (Commission File Number)	20-1198142 (IRS Employer Identification No.)

29TH Floor, Tower B, Chaowai MEN Office Building
26 Chaowai Street, Chaoyang Disc.
Beijing, People’s Republic of China 100020
(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code  86-10-85653777

(Former Name or Former Address if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.03.    Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

On April 27, 2011, Orsus Xelent Technologies, Inc. (the “Company”) filed a Certificate of Amendment of its Certificate of Incorporation to effect a one-for-twelve reverse split of the Company’s issued and outstanding shares of common stock, par value $0.001 per share.  The Certificate of Amendment was effective upon filing on April 27, 2011.  The common stock commenced trading on the NYSE Amex Equities exchange on a split-adjusted basis as of the opening of trading on April 28, 2011. The common stock will continue to trade under the ticker symbol “ORS.”  The Company’s stockholders, at the 2010 Annual Meeting of Stockholders, had previously authorized the Company’s Board of Directors (the “Board”) to effect a reverse stock split at a ratio of up to one-for-thirty to be determined by the Board.  Following the reverse split, the total number of shares outstanding will be proportionately reduced in accordance with the reverse split.  Further, any outstanding options, warrants and rights as of the effective date that are subject to adjustment will be adjusted accordingly.  These adjustments may include adjustments to the number of shares of common stock that may be obtained upon exercise or conversion of these securities, and the applicable exercise or purchase price as well as other adjustments.  There will be no change to the authorized shares of common stock of the Company as a result of the reverse stock split. Any fraction of a share of common stock that would otherwise have resulted from the reverse split will rounded up to the next whole share.

The Company’s transfer agent is Corporate Stock Transfer.  The new CUSIP number for the post-reverse common stock will be 68749U 205.

A copy of the Certificate of Amendment of the Company’s Certificate of Incorporation is attached hereto as Exhibit 3.1.

Item 9.01.                      Financial Statements and Exhibits.

(d) Exhibits

3.5           Certificate of Amendment, as filed with the Secretary of State of the State of Delaware, effective April 27, 2011

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: April 28, 2011

ORSUS XELENT TECHNOLOGIES, INC.

By: /s/ Hua Chen Name: Hua Chen Title: Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description

3.5	Certificate of Amendment, as filed with the Secretary of State of the State of Delaware, effective April 27, 2011